UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of theSecurities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2016

INTERNATIONAL METALS STREAMING CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-182629	45-5634033
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12303 Airport Way, Suite 200 Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 327-1497

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2016, International Metals Streaming Corp., a Nevada corporation (“Pubco”), EPT Acquisition Corporation, a Delaware corporation (“Merger Sub”), and a direct wholly-owned subsidiary of Pubco, and Environmental Packaging Technologies, Inc., a Delaware corporation (“EPT”) entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”)

EPT was incorporated in 2011 with headquarters in Houston, Texas, manufacturing facilities in Zeeland, Michigan, operations in over five countries and sales in over twenty-eight countries throughout the world.

EPT believes it has developed-the an efficient and economical way to safely transport bulk, non-hazardous liquids, offering products that provide innovative solutions to meet growing global demand. It has created a patented transportation system that consists of a two-ply plastic tube encased in a woven material that can be filled with up to 6,340 gallons of liquid. EPT primarily has two separate products – the Big Red Flexitank and its newest product Liquiride, launched in 2016. EPT’s products have been used to ship hundreds of different products from bio diesel, wine, juice, milk, high-fructose corn syrup, and even liquid latex.

The Big Red Flexitank is a large single bag that fits within a 20’ shipping container and is secured by bulkheads. It has certifications for shipping on most of the world’s railways, roads and ships – a very difficult and time consuming process. EPT believes that it has the premiere product as it has a long history of the fewest leaks within the industry, with substantially less than 0.1% of all tanks developing a problem. In 2015, EPT sold approximately 20,000 Flexitanks and generated $16.5 million in revenues from those sales.

The newest product, Liquiride, is believed by EPT to be the only liquid shipping product that works for use with standard 40’ and 53’ shipping containers. A unique feature of Liquiride is the capability to have multiple flexitanks filled with different liquids within a single shipping container. EPT also believes that it is also the only product in which temperature control can be guaranteed as it can be shipped within a refrigerated (“reefer”) container. Liquiride has recently received certifications from the US and Canadian rail and highway authorities.

EPT has recently reached a five year contractual agreement with one of the world’s largest shipping companies for the exclusive use of Liquiride within this company’s ocean-going reefer containers. EPT believe that this relationship will significantly increase revenues over the next several years.

Pursuant to the Merger Agreement, subject to and upon the terms and conditions of the Merger Agreement, Merger Sub shall be merged with and into EPT (the “Merger”) and EPT shall be the surviving corporation of the Merger and EPT shall become, as a result of the Merger, a direct wholly-owned subsidiary of Pubco.

Immediately following the Merger, Pubco shall have 52,000,000 shares issued and outstanding of which (a) 40,000,000 such shares will be owned by the former EPT Stockholders, and (b) 12,000,000 shares will be owned by the Pubco shareholders. Upon completion of the Merger, the individuals designated by EPT shall be the sole directors and officers of Pubco and all Pubco officers and directors shall resign.

The Merger Agreement includes conditions, representations and warranties and covenants of the parties customary for a transaction of this nature. The Merger Agreement may be terminated after March 31, 2017 if the Merger has not closed by that date.

The foregoing descriptions of the Merger Agreement are not complete and are qualified in their entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this report and incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*

Agreement of Merger and Plan of Reorganization, dated as of December 28 2016, by and among International Metals Streaming Corp., EPT Acquisition Corporation and Environmental Packaging Technologies, Inc.

___________

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. International Metals Streaming Corp. agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements are based on management’s expectations or beliefs as of the date of this Current Report. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond the Company’s control. The Company undertakes no obligation to revise or publicly release any updates to such statements based on future information or actual results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL METALS STREAMING CORP.
(Registrant)

Date: December 29, 2016	By:	/s/ Michael Hlavsa
Michael Hlavsa
Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

2.1*

Agreement of Merger and Plan of Reorganization, dated as of December 28 2016, by and among International Metals Streaming Corp., EPT Acquisition Corporation and Environmental Packaging Technologies, Inc.

__________

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. International Metals Streaming Corp. agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

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